UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2021

OHIO VALLEY BANC CORP.
(Exact Name of Registrant as Specified in Its Charter)

000-20914
(Commission File Number)

Ohio	31-1359191
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

420 THIRD AVENUE, PO BOX 240
GALLIPOLIS, Ohio 45631
(Address of principal executive offices, including zip code)

(740) 446-2631
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	OVBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2021, of $2,861,000, an increase of $598,000, or 26.4%, from the same period the prior year.  Earnings per share for the second quarter of 2021 were $.60 compared to $.47 for the prior year second quarter.  For the six months ended June 30, 2021, net income totaled $6,392,000, an increase of $3,127,000, or 95.8%, from the same period the prior year.  Earnings per share were $1.34 for the first six months of 2021 versus $.68 for the first six months of 2020.  Return on average assets and return on average equity were 1.06% and 9.39%, respectively, for the first half of 2021, compared to .62% and 5.07%, respectively, for the same period in the prior year.

Ohio Valley Banc Corp. Chairman and CEO, Tom Wiseman said, “It is interesting to note the pandemic had such a brief yet impactful effect on the banking industry, whether through direct assistance programs like stimulus payments and PPP loans or through changes in habits such as heightened use of debit and credit cards due to contactless shopping and food ordering.  As we move forward and things return to normal, managers at Ohio Valley Bank and Loan Central are innovating to reduce expenses and augment product lines.  A great example of that is OVB’s Capital Express accounts receivable financing, which assists local businesses by allowing them to borrow on outstanding invoices and improve their cash flow, all while making invoicing and bookkeeping a snap.  Advancements like this are positively positioning the Company for the days ahead.”

For the second quarter of 2021, net interest income increased $420,000, and for the six months ended June 30, 2021, net interest income increased $464,000 from the same respective periods last year.  Contributing to the increase in net interest income was the growth in average earning assets, which was partially offset by a decrease in the net interest margin.  For the six months ended June 30, 2021, average earning assets increased $158 million from the same period the prior year.  The increase was partly due to average loans, which increased $60 million from the first half of last year in relation to higher commercial loan balances.  In general, commercial loan demand has been positive in our markets, particularly in the counties of Pike and Athens in Ohio and Cabell County in West Virginia.  Approximately $13 million of the growth in average loans was related to the Company’s participation in the SBA’s Paycheck Protection Program (PPP) to assist various businesses in our market during the pandemic.  The loan fees earned in association with the PPP loans for the six months ended June 30, 2021 totaled $593,000, an increase of $522,000 from the same period the prior year.  Also contributing to earning asset growth was the $71 million increase in average balances maintained at the Federal Reserve.  In relation to the various stimulus payments received by customers, the Company experienced a significant increase in deposit balances and, to the extent those deposits are not invested in loans or investments, they are invested at the Federal Reserve to be readily available for future funding needs.  The earnings contribution from the higher balance of earning assets was mostly offset by a decrease in the net interest margin.  For the six months ended June 30, 2021, the net interest margin was 3.65%, compared to 4.13% for the same period the prior year.  The decrease was primarily related to the actions taken by the Federal Reserve to reduce interest rates by 150 basis points in March of 2020.  In relation to the decrease in market rates, the Company experienced a greater decrease in yield on earning assets than the average cost on interest-bearing liabilities.  This trend was partly due to certain deposits already being at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  Furthermore, the current rate on balances maintained at the Federal Reserve is .15% and, when combined with the heightened balances, it has a dilutive effect on the net interest margin.

For the three months ended June 30, 2021, the provision for loan losses totaled $27,000 an increase of $420,000 from the same period last year.  The increase was primarily related to the reduction in specific reserves on collateral-dependent, impaired loans during the second quarter of 2020 that led to negative provision expense for that quarter.  For the six months ended June 30, 2021, the provision for loan losses was negative $25,000, a decrease of $3,478,000 from the same period last year.  The decrease in provision for loan loss expense from the first half of 2020 was due to a decrease in net loan charge-offs of $1,408,000 and to a decrease in the provision expense associated with the establishment of an economic risk factor for the pandemic during the first quarter of 2020, which resulted in additional provision expense of $1,942,000 in the first quarter of 2020.  The allowance for loan losses was .80% of total loans at June 30, 2021, compared to .84% at December 31, 2020 and .96% at June 30, 2020.  The ratio of nonperforming loans to total loans improved to .77% at June 30, 2021, compared to .82% at December 31, 2020 and 1.00% at June 30, 2020.

For the three months ended June 30, 2021, noninterest income totaled $2,506,000, an increase of $257,000 from the same period last year.  For the six months ended June 30, 2021, noninterest income totaled $5,845,000, a decrease of $846,000 from the same period last year. The primary reason for the decrease in year-to-date noninterest income was due to the receipt of a $2,000,000 settlement payment from a third-party tax software product provider for early termination of its contract during the first quarter of 2020.  As part of the settlement agreement, the Bank is processing a certain amount of tax items, which started in 2021 and will end in 2025.  For the second quarter of 2021, the Bank recognized $135,000, and for the six months ended June 30, 2021, the Bank recognized $675,000 of additional income under the agreement.  Also improving noninterest revenue was interchange income on debit and credit card transactions as customers increased spending.  During the three months ended June 30, 2021, interchange income increased $243,000 and increased $350,000, or 18.7%, during the first half of 2021, as compared to the same periods in 2020, respectively.  During 2021, the Company has experienced lower mortgage banking income following the heightened refinance boom that occurred during 2020.  As a result, mortgage banking income decreased $245,000 and $156,000 during the three and six months ended June 30, 2021, when compared to the same periods in 2020, respectively.

For the three months ended June 30, 2021, noninterest expense totaled $9,297,000, a decrease of $305,000 from the same period last year.  For the six months ended June 30, 2021, noninterest expense totaled $18,484,000, a decrease of $637,000, or 3.3%, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $147,000 as compared to the second quarter of 2020 and decreased $332,000 as compared to the first half of 2020.  The decrease was primarily related to the expense savings associated with a lower number of employees.  Further contributing to lower noninterest expense was professional fees.  For the three months and six months ended June 30, 2021, professional fees decreased $46,000 and $214,000, respectively, from the same periods last year.  The decrease was related to lower legal fees associated with collecting troubled loans.  Partially offsetting the expense reductions above was an increase in FDIC insurance expense, which increased $55,000 from the prior year second quarter and increased $134,000 from the first half of 2020.  The increase was primarily due to assessment credits received from the FDIC in 2020 that were not received in 2021.

The Company’s total assets at June 30, 2021 were $1.237 billion, an increase of $50 million from December 31, 2020.  The increase in assets was related to a $61 million increase in securities, offset by a $13 million decrease in cash and cash equivalents.  The growth in securities was related to investing the heightened deposit balances received during the first half of 2021.  At June 30, 2021, total deposits had increased $51 million from year end in relation to customers receiving stimulus payments.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns The Ohio Valley Bank Company, with 15 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
PER SHARE DATA
Earnings per share	$0.60	$0.47	$1.34	$0.68
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$29.12	$27.53	$29.12	$27.53
Dividend payout ratio (a)	35.14%	44.43%	31.46%	61.59%
Weighted average shares outstanding	4,787,446	4,787,446	4,787,446	4,787,446

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$188	$154
Dividends reinvested under
dividend reinvestment plan (c)	$437	$372	$862	$744

PERFORMANCE RATIOS
Return on average equity	8.32%	6.97%	9.39%	5.07%
Return on average assets	0.92%	0.83%	1.06%	0.62%
Net interest margin (d)	3.58%	3.94%	3.65%	4.13%
Efficiency ratio (e)	72.41%	79.01%	70.16%	71.60%
Average earning assets (in 000's)	$1,157,040	$1,011,694	$1,131,654	$973,851

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$10,562	$10,639	$21,127	$21,512
Interest and dividends on securities	604	742	1,137	1,492
Interest on interest-bearing deposits with banks	33	18	61	180
Total interest income	11,199	11,399	22,325	23,184
Interest expense:
Deposits	799	1,367	1,682	2,876
Borrowings	185	237	380	509
Total interest expense	984	1,604	2,062	3,385
Net interest income	10,215	9,795	20,263	19,799
Provision for loan losses	27	(393)	(25)	3,453
Noninterest income:
Service charges on deposit accounts	390	333	795	826
Trust fees	70	61	142	129
Income from bank owned life insurance and
annuity assets	200	192	448	409
Mortgage banking income	186	431	365	521
Electronic refund check/deposit fees	135	----	675	----
Debit / credit card interchange income	1,173	930	2,223	1,873
Gain (loss) on other real estate owned	----	18	1	(83)
Tax preparation fees	55	19	749	634
Litigation settlement	----	----	----	2,000
Other	297	265	447	382
Total noninterest income	2,506	2,249	5,845	6,691
Noninterest expense:
Salaries and employee benefits	5,279	5,426	10,549	10,881
Occupancy	465	449	932	881
Furniture and equipment	269	278	565	540
Professional fees	427	473	857	1,071
Marketing expense	268	293	536	561
FDIC insurance	79	24	158	24
Data processing	660	704	1,235	1,303
Software	434	412	883	793
Foreclosed assets	8	36	22	79
Amortization of intangibles	14	17	27	34
Other	1,394	1,490	2,720	2,954
Total noninterest expense	9,297	9,602	18,484	19,121
Income before income taxes	3,397	2,835	7,649	3,916
Income taxes	536	572	1,257	651
NET INCOME	$2,861	$2,263	$6,392	$3,265

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31
	2021	2020
ASSETS
Cash and noninterest-bearing deposits with banks	$14,291	$14,989
Interest-bearing deposits with banks	110,949	123,314
Total cash and cash equivalents	125,240	138,303
Certificates of deposit in financial institutions	2,255	2,500
Securities available for sale	172,555	112,322
Securities held to maturity (estimated fair value: 2021 - $11,069; 2020 - $10,344)	10,845	10,020
Restricted investments in bank stocks	7,385	7,506
Total loans	847,916	848,664
Less: Allowance for loan losses	(6,799)	(7,160)
Net loans	841,117	841,504
Premises and equipment, net	20,972	21,312
Premises and equipment held for sale, net	443	637
Other real estate owned, net	0	49
Accrued interest receivable	2,987	3,319
Goodwill	7,319	7,319
Other intangible assets, net	85	112
Bank owned life insurance and annuity assets	36,998	35,999
Operating lease right-of-use asset, net	1,095	880
Other assets	7,692	5,150
Total assets	$1,236,988	$1,186,932

LIABILITIES
Noninterest-bearing deposits	$324,576	$314,777
Interest-bearing deposits	720,514	678,962
Total deposits	1,045,090	993,739
Other borrowed funds	24,304	27,863
Subordinated debentures	8,500	8,500
Operating lease liability	1,095	880
Accrued liabilities	18,575	19,626
Total liabilities	1,097,564	1,050,608

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	97,369	92,988
Accumulated other comprehensive income	1,155	2,436
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	139,424	136,324
Total liabilities and shareholders' equity	$1,236,988	$1,186,932

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	July 28, 2021	By:	/s/Thomas E. Wiseman
Thomas E. Wiseman Chief Executive Officer